Exhibit 5.1

Platinum Analytics Cayman Limited Osiris International Cayman Limited Suite #4-210, Governors Square 23 Lime Tree Bay Avenue, PO Box 32311 Grand Cayman KY1-1209 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com D +852 3656 6073 E rachel.huang@ogier.com

Reference: NMP/RYH/511857.00001

20 June 2025

Platinum Analytics Cayman Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the Registration Statement) as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). Pursuant to the Registration Statement, the Company’s initial public offering (the Offering) relates to the offer and sale of:

(a)	up to 2,000,000 class A ordinary shares of par value of US$0.0004 each (the Class A Ordinary Shares) of the Company; and

(b)	up to 300,000 Class A Ordinary Shares to cover the over-allotment option granted to Kingswood Capital Partners, LLC (the Underwriter, also the Representative), which is exercisable for a period of 45 days after the closing of the Offering, to purchase a maximum of 15% additional Class A Ordinary Shares offered in the Offering (the Over-allotment Option).

The Class A Ordinary Shares issued under the Offering (including the Class A Ordinary Shares that may be issued pursuant to the exercise of the Over-allotment Option) shall be collectively referred to as the IPO Shares.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 6 October 2016 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the third amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 31 March 2025;

(c)	a copy of the certificate of good standing of the Company dated 27 May 2025 issued by the Registrar (the Certificate of Good Standing);

(d)	the register of directors and officers of the Company as provided to us on 24 January 2025 (the Register of Directors);

(e)	the register of members of the Company as provided to us on 18 June 2025 (the Register of Members, and together with the Register of Directors, the Registers);

(f)	a certificate from a director of the Company dated 20 June 2025 as to certain matters of facts (the Director’s Certificate);

(g)	a copy of the written resolutions of all of the directors of the Company dated 29 April 2025 approving, among other things, the Company’s filing of the Registration Statement and issuance of the IPO Shares (the Board Resolutions);

(h)	a copy of the written resolutions of all of the shareholders of the Company dated 29 April 2025 (the Shareholders Resolutions);

(i)	a search of the Cayman Online Registry Information Service conduced against the Company at the Registrar on 20 June 2025 (the CORIS Search);

(j)	a draft copy of the underwriting agreement to be exhibited to the Registration Statement (the Underwriting Agreement); and

(k)	the Registration Statement (together with the Underwriting Agreement the Documents).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Documents are true and correct copies and where any Document has been provided to us in draft or undated form, that Document conforms in every material respect to the latest drafts of the same produced to us and, where any Document has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Documents will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us;

(g)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(h)	the CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Class A Ordinary Shares and none of the Class A Ordinary Shares have been offered or issued to residents of the Cayman Islands; and

(j)	no party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised share capital

(b)	The authorised share capital of the Company is US$50,000.00 divided into 100,000,000 Class A Ordinary shares of par value US$0.0004 each and 25,000,000 Class B Ordinary Shares of par value of US$0.0004 each.

Valid issuance of shares

(c)	The IPO Shares to be offered and issued by the Company as contemplated by the Documents have been duly authorised and, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Documents and in accordance with the terms set out in the Documents and in accordance with the Board Resolutions and its then effective memorandum and articles of association; and

(ii)	the entry of those IPO Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

Registration statement - taxation

(d)	The statements contained in the Registration Statement in the section headed “Enforceability of Civil Liabilities” and “TAXATION – Cayman Islands Taxation”, insofar as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

Cayman islands taxation

(e)	The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

(f)	Payments of dividends and capital in respect of our Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the IPO Shares, nor will gains derived from the disposal of the IPO Shares be subject to Cayman Islands income or corporation tax.

(g)	No stamp duty is payable in the Cayman Islands in respect of the issue of the IPO Shares or on an instrument of transfer in respect of the IPO Shares, so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

4	Limitations and qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Certificate of Good Standing the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

4.5	In this opinion, the phrase “non-assessable” means, with respect to the Class A Ordinary Shares of the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.6	Cayman Islands stamp duty will be payable if a Document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation – Cayman Islands Taxation” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the Offering while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier